Exhibit 16.1

June 26, 2026

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Skillful Craftsman Education Technology Limited

Dear Sir or Madam:

We have read the statements made by Skillful Craftsman Education Technology Limited of its Form 6-K dated June 26, 2026. We agree with the statements concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Skillful Craftsman Education Technology Limited contained therein.

Very truly yours,

/s/ HTL INTERNATIONAL, LLC